Exhibit 99.1: Press Release of Paychex, Inc. Dated April 1, 2003

FOR IMMEDIATE RELEASE

     John M. Morphy, Chief Financial Officer or Jan Shuler 585-383-3406

     For media inquiries, Laura Saxby Lynch 585-383-3074

PAYCHEX, INC. COMPLETES ACQUISITION OF INTERPAY, INC.

ROCHESTER, NY, April 1, 2003 — Paychex, Inc. (NASDAQ:PAYX) today announced that it has completed the acquisition of InterPay, Inc., a wholly owned subsidiary of FleetBoston Financial Corporation (Fleet). The purchase price totaled $182 million in cash, an increase of $27 million from the $155 million purchase price previously announced. The increase in the price reflects Paychex’s request that the parties make a Section 338(h)(10) tax election which will provide Paychex with significantly higher tax deductions. The resulting cash benefit to Paychex will exceed the price increase but neither the increase nor the tax benefits will affect future statements of income.

The acquisition of InterPay provides Paychex with more than 33,000 new clients and the opportunity to offer those clients Paychex’s broad array of Human Resource and Retirement Services products.

InterPay, founded in 1971, is a national payroll and human resource administrative services provider primarily focused on small- to medium-sized businesses located in 49 states. InterPay’s offices encompass the Northeast and Mid-Atlantic regions of the U.S., as well as northern Illinois and Florida. InterPay provides a full range of payroll services, including payroll processing, payroll tax filing, and employee pay services. Its HR administrative services include workers’ compensation solutions, section 125 plans, and employee benefit booklets.

Fleet has also agreed to enter into a referral relationship with Paychex through which Fleet will be able to continue to offer payroll processing and related services to its small and mid-sized business clients on a co-branded basis with Paychex.

Further information about the InterPay acquisition can be found in the Company’s fiscal 2003 third quarter SEC form 10-Q filing. This SEC filing is accessible on the Paychex Web site at www.paychex.com.

About Paychex

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefit outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves more than 440,000 payroll clients nationwide.

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